Exhibit 99.1

Finjan Receives Another Positive Claim Construction Order, This Time Against Sonicwall

Court Adopts Seven of Finjan’s Claim Terms, Sonicwall Gets One Term and the Final Two Terms are Split

East Palo Alto, CA – March 28, 2019 – Finjan Holdings, Inc. (NASDAQ: FNJN), and its subsidiary Finjan, Inc. ("Finjan"), announced that the Honorable Judge Beth Labson Freeman of the U.S. District Court for the Northern District of California (Case No. 17-cv-04467-BLF, Dkt. No. 132) adopted and ordered claim constructions on six of Finjan’s ten patents asserted against Sonicwall, namely, U.S. Patent Nos. 6,154,844; 6,965,968; 7,058,822; 7,613,926; 7,647,633; and 8,225,408.

Specifically, the Court construed a total of ten claim terms: two from the ‘633 Patent (one of which was also in the ‘822 patent), three from the ‘844 Patent, one from the ‘926 Patent, two from the ‘408 Patent, and two from the ‘968 Patent. The Court adopted Finjan’s proposed constructions, on the following patents: claims 1, 8, and 14 of the ‘633; claims 1 and 9 of the ‘822; claim 43 of the ‘844; claim 22 of the ‘926; and claims 1 and 13 of the ‘968. The Court split the construction of claims between the parties, adopting elements from both Finjan’s and Sonicwall’s definitions, for claims 1, 9, and 22 of the ‘408 patent and a portion of claim 43 of the ‘844 patent. The Court adopted one of Sonicwall’s constructions on claim 9 of the ‘408 patent.

“It appears that the claim constructions of our asserted patents have reached a tipping point such that the courts are giving deference to its own prior constructions and to those of other courts in the district. Given the fact that prior claim constructions have largely adopted Finjan’s interpretations, we believe the consistency of the courts’ constructions bodes well for us.” said Julie Mar-Spinola, Finjan’s CIPO. “2019 is demonstrating to be a year of continuing momentum with a number of positive outcomes from the district courts and the USPTO’s PTAB, which speak to the merits of our upcoming cases.”

▪	The ‘633 Patent is also asserted against Palo Alto Networks, Cisco, Juniper, Zscaler, Check Point, and Fortinet

▪	The ‘822 Patent is also asserted against Palo Alto Networks and Fortinet

▪	The ‘844 Patent is also asserted against Cisco, ESET, Juniper, Check Point, Fortinet, and Qualys

▪	The ‘926 Patent is also asserted against Palo Alto Networks and Juniper

▪	The ‘408 Patent is also asserted against Palo Alto Networks, Juniper, Rapid7, Fortinet, and Qualys

▪	The ‘968 Patent is also asserted against Palo Alto Networks, Check Point, Fortinet, and Qualys

▪	The ‘494 Patent is also asserted against Palo Alto Networks, Bitdefender, Cisco, Juniper, Zscaler, Check Point, Rapid7, Fortinet, and Qualys

▪	The ‘780 Patent is also asserted against Palo Alto Networks, ESET, Bitdefender, Cisco, Juniper, and Zscaler

▪	The ‘154 Patent is also asserted against Palo Alto Networks, Bitdefender, Cisco, Juniper, Check Point, Rapid7, and Qualys

The court dockets for the foregoing cases are publicly available on the Public Access to Court Electronic Records (PACER) website, www.pacer.gov, which is operated by the Administrative Office of the U.S. Courts.

About Finjan Holdings, Inc.
Established 20 years ago, Finjan Holdings, Inc. is a globally recognized pioneer in cybersecurity. Finjan, Inc.'s inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation. For more information, please visit www.finjan.com.

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Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Finjan's expectations and beliefs regarding Finjan's licensing program, the outcome of pending or future enforcement actions, the granting of Inter Partes Review (IPR) of our patents or an unfavorable determination pursuant to an IPR or other challenges at the USPTO of our patents, the enforceability of our patents, the cost of litigation, the unpredictability of our cash flows, our ability to expand our technology and patent portfolio, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings' strategic initiatives to achieve future growth and deliver value to shareholders ; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2018, and the Company's periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc. All forward-looking statements herein reflect our opinions only as of the date of this release. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Investor Contact:
Vanessa Winter | Director of Investor Relations, Finjan Holdings
Valter Pinto | KCSA Strategic Communications
(650) 282-3245 | investors@finjan.com